PROMISSORY NOTE
                               FOR LONG-TERM LOANS


$100,000,000                                                November 30, 2001


         FOR VALUE RECEIVED, Indiana Gas Company, Inc., an Indiana corporation and an Ohio corporation ("Borrower") hereby promises to pay to VECTREN UTILITY HOLDINGS, INC., an Indiana corporation ("Lender"), in same day funds at its principal offices in Evansville, Indiana, or at such other place Lender may from time to time designate, the principal sum of One-Hundred Million Dollars ($100,000,000), together with interest thereon from the date hereof until paid in full, all without relief from valuation or appraisement laws. Interest shall be charged on the unpaid outstanding balance of this Note at a rate per annum equal to the rate paid and to be paid by Lender with respect to the borrowings it made in order to provide funds to Borrower hereunder. Interest on borrowings shall be due and payable in immediately available funds on the same business day on which Lender must pay interest on the borrowings it made in order to provide funds to the Borrower hereunder. The principal hereof shall be due and payable hereunder at such times and in such amounts and in such installments hereunder as Lender must pay with respect to the borrowings it made in order to provide funds to Borrower hereunder. Lender has provided Borrower with a copy of the documentation evidencing the borrowings made by Lender in order to provide funds to Borrower hereunder. Borrower's share of the Lender borrowings represents 40% of the underlying notes and net proceeds approximate $98.92 million. In the absence of manifest error, such documentation and the records maintained by Lender of the amount and term, if any, of borrowings hereunder shall be deemed conclusive.

         The terms and conditions of the borrowings made by Lender in order to provide funds to Borrower hereunder, such documentation of which is attached hereto as Appendix A, are hereby incorporated by reference and made a part hereof; provided, however, that the principal sum under this Note shall be in such amount as set forth in this Note. In the event of any conflict or inconsistency between the terms of this Note and the terms of the borrowings made by Lender in order to provide funds to Borrower hereunder, the terms of this Note shall govern.

         Presentment, notice of dishonor and demand, protest and diligence and collection and bringing suit are hereby severally waived by Borrower and each endorser hereby consents that the time for payment of this Note or any installment hereunder may be extended from time to time without notice by Lender. No waiver of any default or failure or delay to exercise any right or remedy by Lender shall operate as a waiver of any other default or of the same default in the future or as a waiver of any right or remedy with respect to the same or any other occurrence. No single or partial exercise by Lender of any right or remedy shall preclude other or further exercises thereof or of any other right or remedy.

         This Note inures to the benefit of Lender and binds Borrower and Lender's and Borrower's respective successors and assigns, and the terms "Lender" and Borrower" whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

         This Note shall be construed according to, and governed by, the laws of the State of Indiana.

         This Note is one of the promissory notes referred to in the Financial Services Agreement, dated January 5th, 2001, between Lender, Borrower and certain other public utility subsidiaries of Lender to which reference is made for a statement of additional rights and obligations of the parties hereto.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date and the year first hereinabove written.



                                           INDIANA GAS COMPANY, INC.



                                           By: /S/ Jerome A. Benkert, Jr.
                                                 Jerome A. Benkert, Jr.
                                                 Executive Vice President and
                                                 Chief Financial Officer

                                                                    Appendix A

Refer to the Second Supplemental Indenture, between Vectren Utility Holdings, Inc., Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company, Vectren Energy Delivery of Ohio, Inc., and U.S. Bank Trust National Association. Filed and designated with the Securities and Exchange Commission in Form 8-K, dated November 29, 2001, File No. 1-16739, as Exhibit 4.1.